                                             As filed pursuant to Rule 424(b)(5)
                                                under the Securities Act of 1933
                                                     Registration No. 333-117949

SUPPLEMENT TO

PROSPECTUS SUPPLEMENT DATED JANUARY 27, 2005

(TO PROSPECTUS DATED SEPTEMBER 23, 2004)

                                 $1,068,597,926
                                 (APPROXIMATE)

                                  CWALT, INC.
                                   DEPOSITOR

                         [COUNTRYWIDE HOME LOANS LOGO]
                                     SELLER

                      COUNTRYWIDE HOME LOANS SERVICING LP
                                MASTER SERVICER

                        ALTERNATIVE LOAN TRUST 2005-1CB
                                     ISSUER

              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-1CB

     This Supplement revises the Prospectus Supplement dated January 27, 2005 to the Prospectus dated September 23, 2004 with respect to the above captioned series of certificates as follows:

     On page S-71 of the Prospectus Supplement, the first full paragraph appearing on such page (after the table at the top of such page) is hereby replaced with the following paragraph:

     The pass-through rate for the Class 4-A-1 and Class 4-A-2 Certificates for the interest accrual period related to each Distribution Date will be the lesser of: (x) LIBOR + 0.50% and (y) the weighted average adjusted net mortgage rate of the group 4 mortgage loans. The pass-through rates for the Class 4-A-1 and Class 4-A-2 Certificates for the interest accrual period related to the initial Distribution Date are expected to be approximately 3.00% per annum.

DEUTSCHE BANK SECURITIES                              CREDIT SUISSE FIRST BOSTON
                                    JPMORGAN

                The date of this Supplement is February 2, 2005.